PROMEDCO MANAGEMENT COMPANY
EXHIBIT 11

Computation of Per Share Earnings
(All amounts are expressed in thousands)



                                                                           For the Years Ending
                                                                               December 31,
                                                                ------------------------------------------
                                                                     1997           1998           1999
                                                                -----------     ----------     -----------
BASIC

     Weighted average shares outstanding                              9,320         17,996          21,369
     Contingently issuable shares in business combinations            2,056            626             176
     Weighted average treasury shares                                 -              -                (437)
                                                                -----------     ----------     -----------
     Number of common shares outstanding                             11,376         18,622          21,108
                                                                ===========     ==========     ===========

DILUTED

     Weighted average shares outstanding                              9,320         17,996          21,369
     Contingently issuable shares in business combinations            2,056            626             176
     Weighted average treasury shares                                 -              -                (437)
     Net common shares issuable on exercise of certain
         stock options and warrants (1)                               2,848          2,336           1,432
     Other dilutive securities (2)                                    -              -                 601
                                                                -----------     ----------     -----------
     Number of common shares outstanding                             14,224         20,958          23,141
                                                                ===========     ==========     ===========


Net income                                                      $     5,473     $   12,202     $    16,011

Interest expense, net of tax assuming conversion of
         convertible subordinated notes payable                       -              -                 305
                                                                -----------     ----------     -----------
                                                                $     5,473     $   12,202     $    16,316
                                                                ===========     ==========     ===========


(1) Net common shares issuable on exercise of certain stock options and warrants is calculated based on the treasury stock method.

(2) Other dilutive securities are calculated based on the if-converted method.